Astoria Financial Corporation Announces the Retirement of
                           Its Senior Lending Officer

    LAKE SUCCESS, N.Y., Oct. 15 /PRNewswire-FirstCall/ -- Astoria Financial Corporation (NYSE: AF) ("Astoria"), the holding company for Astoria Federal Savings and Loan Association, announced today that Thomas W. Drennan, 59, Executive Vice President and Senior Lending Officer of the Company will retire effective November 30, 2003. Mr. Drennan, a certified public accountant, has headed the Company's mortgage services division since 1986 when he joined Astoria Federal. Commenting on Mr. Drennan's retirement, George L. Engelke, Jr., Astoria's Chairman, President and CEO said, "Tom has been a friend and colleague of mine for nearly 38 years, going back to our tenure in public accounting where we worked together in an audit and tax group specializing in savings and loan associations. In his 17 year tenure at Astoria Federal, he has been instrumental in building the strong, top-quality mortgage lending franchise that we enjoy today." Gary T. McCann, 50, currently Senior Vice President and Director of Residential Lending, will be appointed Executive Vice President and Senior Lending Officer and succeed Mr. Drennan effective December 1, 2003. "Gary has worked closely with Tom since joining Astoria Federal in 1990. I am very confident in Gary's ability to continue to build our mortgage lending franchise, since he has been a major participant in that effort in his present position," Engelke continued.

    Commenting on his retirement, Mr. Drennan noted, "I leave Astoria Federal with mixed emotions. I have enjoyed my years at Astoria, especially the friendships I've made and the relationships I've developed with people at all levels within the Company, but have decided that it is time for me to spend more time with my wife, children and grandchildren. When I joined Astoria Federal in 1986, the Company produced approximately $185 million in loans for that year and had a loan portfolio of $1.8 billion. Today, our loan portfolio exceeds $12 billion and we are poised to originate more than $7 billion in loans for 2003. I am happy that I have been able to contribute to Astoria's success over the years and am pleased to have developed a high quality staff that will continue to serve the Company well."

    Astoria Financial Corporation, the holding company for Astoria Federal Savings and Loan Association, with assets of $22.3 billion, is the second largest thrift institution headquartered in New York and fifth largest in the United States. Astoria Federal embraces its philosophy of "Putting people first" by providing its 700,000 customers and the local communities it serves with quality financial products and services through 86 convenient branches and multiple delivery channels, including its enhanced website, www.astoriafederal.com. Astoria commands the third largest deposit market share in the attractive Long Island market, which includes Brooklyn, Queens, Nassau and Suffolk counties with a population exceeding that of 38 individual states. Astoria originates mortgage loans through its branches and loan production offices in New York, an extensive broker network in 19 states, primarily on the East Coast, and through correspondent relationships in 44 states.

SOURCE  Astoria Financial Corporation
    -0-                             10/15/2003
    /CONTACT: Peter J. Cunningham, First Vice President, Investor Relations of Astoria Financial Corporation, +1-516-327-7877, ir@astoriafederal.com/
    /Company News On-Call:  http://www.prnewswire.com/comp/104529.html/
    /Web site:  http://www.astoriafederal.com /
    (AF)

CO:  Astoria Financial Corporation
ST:  New York
IN:  FIN
SU:  PER